NL REPORTS THIRD QUARTER 2012 RESULTS

DALLAS, TEXAS – November 6, 2012 - NL Industries, Inc. (NYSE:NL) today reported net income attributable to NL stockholders of $10.0 million, or $.21 per share, in the third quarter of 2012 compared to net income of $27.7 million, or $.57 per share, in the third quarter of 2011.  For the first nine months of 2012, NL reported net income attributable to NL stockholders of $57.0 million, or $1.17 per share, compared to net income of $61.8 million, or $1.27 per share in the first nine months of 2011.

Net sales increased 4% in each of the third quarter and first nine months of 2012 as compared to the same periods in 2011. Net sales increased in 2012 principally due to $.4 million and $2.7 million in additional ergonomic healthcare product line sales during the quarter and the first nine months of 2012, respectively, related to the Furniture Components business acquired by CompX in July 2011.  Net sales also increased during these periods due to growth in customer demand within CompX’s Security Products and Marine Components reporting units.Income from operations attributable to CompX increased in the third quarter of 2012 to $4.3 million compared to $1.5 million in 2011 primarily due to the net effects of the positive impact from an increase in gross margin related to improved product mix in the Furniture Components business unit, the reversal of accrued contingent consideration related to the July 2011 acquisition of $.8 million (or $.01 per share, net of income taxes and noncontrolling interest) and a write-down on assets held for sale of $.4 million (or $.01 per share, net of income taxes and noncontrolling interest) in the third quarter of 2012 as compared to a $1.1 million write-down on assets held for sale in the third quarter of 2011 ($.02 per share, net of income taxes and noncontrolling interest).  Income from operations attributable to CompX in the first nine months of 2012 decreased to $11.2 million as compared to $13.4 million in 2011 primarily due to the net effects of a $7.5 million litigation settlement gain ($.06 per share, net of income taxes and noncontrolling interest), facility consolidation costs of $2.0 million in the 2011 year-to-date period, the accrued contingent consideration reversal and the assets held for sale write-downs in both 2011 and 2012.

Kronos’ net sales of $472.9 million in the third quarter of 2012 were $75.1 million, or 14%, lower than in the third quarter of 2011.  Kronos’ net sales of $1,579.5 million in the first nine months of 2012 were $73.6 million, or 5%, higher than in the first nine months of 2011.  Net sales decreased in the third quarter of 2012 as compared to the third quarter of 2011 due to lower sales volumes and the negative impact of currency exchange rates, partially offset by higher average TiO2 selling prices.  Net sales increased in the first nine months of 2012 primarily due to higher average TiO2 selling prices, partially offset by lower sales volumes and the negative impact of fluctuations in currency exchange rates.  Kronos’ average TiO2 selling prices increased 5% in the third quarter of 2012 as compared to the third quarter of 2011, and increased 20% in the first nine months of 2012.  Kronos’ average TiO2 selling prices at the end of the third quarter of 2012 were 7% lower than at the end of the second quarter of 2012.  TiO2 sales volumes in the third quarter and first nine months of 2012 were approximately 15% and 9% lower, respectively, than in the comparable periods of 2011 due to lower customer demand.  Fluctuations in currency exchange rates also impacted Kronos’ net sales, decreasing net sales by approximately $34 million in the third quarter and approximately $70 million in the first nine months of 2012.  The table at the end of this press release shows how each of these items impacted the overall increase in sales.

Kronos’ income from operations decreased by $118.1 million from $156.6 million in the third quarter of 2011 to $38.5 million in the third quarter of 2012 and by $44.7 million from $403.2 million in the first nine months of 2011 to $358.5 million in the first nine months of 2012.  This decrease is primarily due to the net effects of higher selling prices, higher manufacturing costs (primarily raw materials) and lower sales and production volumes.  Kronos’ TiO2 production volumes were 27% lower in the third quarter of 2012 as compared to the third quarter of 2011, and were 13% lower in the year-to-date period, in order to align production and inventory levels with decreased demand.  Kronos’ income from operations comparisons were also impacted by fluctuations in currency exchange rates, which increased income from operations by approximately $1 million in the third quarter of 2012 and decreased income from operations by approximately $2 million in the year-to-date period.

As previously reported, in March 2011 Kronos redeemed €80 million principal amount of its 6.5% Senior Secured Notes due 2013, and in the third quarter of 2011, Kronos repurchased in open market transactions an aggregate €30.4 million principal amount of its Senior Notes.  As a result of these redemptions and open market purchases, Kronos’ results in 2011 include a net charge of $3.2 million (NL’s equity interest was $.4 million, or $.01 per share, net of income tax) consisting of the call premium, the write-off of unamortized deferred financing costs and original issue discount associated with the redeemed and purchased Notes.  Kronos purchased an additional €10.4 million principal amount of its Senior Notes in the fourth quarter of 2011.  In June 2012, Kronos entered into a new $400 million term loan and used a portion of the net proceeds to redeem the remaining €279.2 million principal amount of Senior Notes outstanding.  As a result, Kronos recognized a second quarter 2012 charge of $7.2 million (NL’s equity interest was $.9 million or $.02 per share, net of income tax) associated with the early extinguishment of such remaining Senior Notes.

Insurance recoveries reflect in part amounts we received from certain of our former insurance carriers, and relate to the recovery of prior lead pigment and asbestos litigation defense costs incurred by us.  Such insurance recoveries aggregated $2.6 million (or $.03 per share, net of income taxes) in the first nine months of 2012 as   compared to $16.6 million (or $.22 per share, net of income taxes) in the first nine months of 2011.  A substantial portion all of the insurance recoveries we recognized in the third quarter 2011 relate to a new settlement we reached for a portion of our past lead pigment litigation costs.

Litigation settlement gain in 2012 relates to a $15.0 million pre-tax gain ($9.7 million, or $.20 per share, net of income taxes) recognized in the second quarter related to the third and final closing associated certain real property we formerly owned in New Jersey.

Corporate expenses were lower in the third quarter of 2012 as compared to the third quarter of 2011 primarily due to lower litigation and related costs and lower environmental remediation and related costs.  Corporate expenses were higher in the first nine months of 2012 as compared to the first nine months of 2011 primarily due to higher environmental remediation and related costs in the first quarter of 2012.

Our income tax expense in the first nine months of 2011 includes a $2.1 million first quarter provision for deferred income taxes related to the undistributed earnings of CompX’s Canadian subsidiary attributable to the $7.5 million patent litigation settlement gain.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although NL believes that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, we continue to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of our businesses (such as Kronos’ TiO2 operations);
•	Customer inventory levels;
•	Unexpected or earlier-than-expected industry capacity expansion within the TiO2 industry;
•	Changes in raw material and other operating costs (such as energy, ore and steel costs)and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;
•	Changes in the availability of raw material (such as ore);
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products);

•	Possible disruption of Kronos’ or CompX’s business, or increases in our cost of doing business resulting from terrorist activities or global conflicts;
•	Competitive products and prices, including increased competition from low-cost manufacturing sources (such as China);
•	Customer and competitor strategies;
•	Potential consolidation of Kronos’ competitors;
•	Demand for office furniture;
•	Substitute products;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	Potential difficulties in upgrading or implementing new manufacturing and accounting software systems;
•	The introduction of trade barriers;
•	The impact of current or future government regulations (including employee healthcare benefit related regulations);
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro;

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions);
•	The timing and amounts of insurance recoveries;
•	Our ability to maintain sufficient liquidity;
•	The extent to which our subsidiaries were to become unable to pay us dividends;
•	CompX’s and Kronos’ ability to renew or refinance debt;
•	CompX’s ability to comply with covenants contained in its revolving bank credit facility;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•	Potential difficulties in integrating completed or future acquisitions;
•	Decisions to sell operating assets other than in the ordinary course of business;
•	Uncertainties associated with the development of new product features;
•	Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria;
•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation at sites related to our former operations);

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products);

•	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters) and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in the component products (security products, furniture components and performance marine components), chemicals (TiO2) and other businesses.

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except earnings per share)
(Unaudited)
	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2012	2011	2012

Net sales	$35.7	$37.1	$105.7	$110.2
Cost of sales	27.2	26.9	78.7	80.6

Gross margin	8.5	10.2	27.0	29.6

Selling, general and administrative expense	5.7	6.2	17.8	18.9
Other operating income (expense):
Insurance recoveries	16.1	1.2	16.6	2.6
Litigation settlement gain	-	-	-	15.0
Patent litigation settlement gain	-	-	7.5	-
Patent litigation expense	-	-	(.2)	-
Facility consolidation expense	(.2)	-	(2.0)	-
Reversal of contingent consideration	-	.8	-	.8
Asset held for sale write-down	(1.1)	(.4)	(1.1)	(.4)
Corporate expense and other, net	(4.7)	(3.5)	(20.4)	(24.6)

Income from operations	12.9	2.1	9.6	4.1

Equity in earnings of Kronos Worldwide, Inc.	26.1	10.7	71.5	72.0

General corporate items:
Interest and dividends	.8	.8	2.2	2.4
Interest expense	(.5)	(.2)	(1.3)	(.8)

Income before income taxes	39.3	13.4	82.0	77.7

Provision for income taxes	11.5	3.1	19.4	19.9

Net income	27.8	10.3	62.6	57.8

Noncontrolling interest in net income of subsidiary	.1	.3	.8	.8

Net income attributable to NL stockholders	$27.7	$10.0	$61.8	$57.0

Basic and diluted net income per share	$.57	$.21	$1.27	$1.17

Weighted average shares outstanding used
in the calculation of net income per share	48.7	48.7	48.7	48.7

NL INDUSTRIES, INC.
COMPONENTS OF INCOME FROM OPERATIONS
(In millions)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2012	2011	2012

CompX - component products	$1.5	$4.3	$13.4	$11.2
Insurance recoveries	16.1	1.2	16.6	2.6
Litigation settlement gain	-	-	-	15.0
Corporate expense and other, net	(4.7)	(3.4)	(20.4)	(24.6)

Income from operations	$12.9	$2.1	$9.6	$4.2

NL INDUSTRIES, INC.
CHANGE IN KRONOS' TiO2 SALES
(Unaudited)
	Three months ended	Nine months ended
	September 30,	September 30,
	2012 vs. 2011	2012 vs. 2011

Percentage change in sales:
TiO2 product pricing	5%	20%
TiO2 sales volume	(15)%	(9)%
TiO2 product mix	2%	(1)%
Changes in currency exchange rates	(6)%	(5)%

Total	(14)%	5%